NEWS RELEASE

OTCBB:TXLA

Exhibit 99.1

TEXOLA ENERGY AND CEDAR STRAT EXPAND

THE TERMS OF THEIR AGREEMENT

VANCOUVER, CANADA – June 22, 2006 – Texola Energy Corporation (OTCBB: TXLA) (“Texola” or the “Company”) is pleased to announce that it has, in support of its discussions and ongoing exploration of its Maverick Springs prospect, entered into a “Data Use Supplemental Agreement: (the “Supplemental Agreement”). The Supplemental Agreement expands the information to be provided by Cedar Strat under the data license as agreed by the parties on May 4, 2006, to include:

(a)	A map of Bouguer Gravity,
(b)	Well studies of 102, 157, 367, 403, 427, 540, 565, 615, 717, and 786,
(c)	A proprietary gravity survey over the prospect,
(d)	Geologic mapping of select outcrops in and bordering the area of mutual interest, Biostratigraphic sample collection,
(e)	Paleontologist analysis,
(f)	Map production relating to the play,
(g)	Two structural cross sections with accompanying gravity models, and
(h)	Between 1600 and 1800 attitudes covering the prospect.

The Company is currently in discussions with Cedar Strat relating to its newly identified West Ranch prospect in Nevada. Based on preliminary information provided by Cedar Strat, the West Ranch prospect area is defined by a 15 mile long anticline, with calculated potential of seven billion barrels of oil. There are several thousand feet of closure to the anticline. The prospect will require the drilling of a 12,000 foot well or testing 1,000 feet of Mississippian siliciclastics.

We look forward to providing additional updates as the development of these exciting prospects proceeds.

For More Information Please Contact Investor Relations:

Gordon Nesbitt Toll Free: 1-866-329 5488

Email: info@texolaenergy.com

Notice Regarding Forward-Looking Statements:

This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that: (i) Texola continues exploration of its Maverick Springs prospect; and (ii) the Well Ranch prospect area has a calculated potential of seven billion barrels of oil.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the inability or the unwillingness of Texola to continue ongoing exploration of its Maverick Springs prospect for any reason; (ii) the risk that either party to the Supplemental Agreement breaches the agreement and/or the data license; (iii) the inability of the Company to enforce the terms of the Supplemental Agreement and/or the data license; (iv) risk that the preliminary information provided by Cedar Strat is inaccurate or unreliable for any reason; and (v) the West Ranch prospect requires greater or lesser drilling or testing. These forward-looking statements are made as of the date of this news release and Texola assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although Texola believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in Texola’s periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.